                                                                     Exhibit 8.2

                         [LATHAM & WATKINS LETTERHEAD]


                                 July 22, 1998



Viking Office Products, Inc.
950 West 190th Street
Torrance, California 90502


                      Re: Tax Consequences of Merger of Viking Office Products, Inc. and Office Depot, Inc.

Gentlemen:

             You have requested our opinion with respect to certain federal income tax consequences of the proposed merger and reorganization pursuant to the Agreement and Plan of Merger, dated as of May 18, 1998 (the "Agreement"), among Viking Office Products, Inc., a California corporation ("Viking"), Office Depot, Inc., a Delaware corporation ("Depot"), and V.K. Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Depot ("Sub"), as described in the Joint Proxy Statement/Prospectus filed by Depot and Viking (the "Proxy Statement") forming part of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, as filed by Depot and Viking with the Securities and Exchange Commission, dated July 22, 1998 (the "Registration Statement"). Specifically, you have requested our opinion as to whether, for federal income tax purposes, the Merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to which each of Viking, Depot and Sub will be a party within the meaning of Section 368(b) of the Code. This opinion is being furnished pursuant to section 7.03(c) of the Agreement. For purposes of this opinion, all capitalized terms, unless otherwise specified, have the meanings assigned to them in the Proxy Statement.

             In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information and representations contained in the Agreement, the Registration Statement and the Proxy Statement. In connection with this opinion, Depot and

LATHAM & WATKINS


Viking Office Products, Inc.
July 22, 1998
Page 2


Viking have made statements and representations to us with respect to certain factual matters, which statements and representations we have neither investigated nor verified, and which are set forth in the exhibits attached to this opinion. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information and representations set forth in the documents referred to above. We have assumed that all such statements and representations qualified by the knowledge and belief of Depot, Viking or Sub will be complete and accurate as of the Effective Time as though not so qualified. In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted genuineness of all signatures, the conformity to original documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.


     In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities and published rulings and other pronouncements of the Internal Revenue Service, all as of the date hereof. We express no opinion as to the tax consequences of the Merger under any laws other than the federal income tax laws of the United States.


     This opinion does not address the tax consequences of any transaction effected prior to or after the Merger (whether or not such transactions were effected in connection with the Merger), including, without limitation, the exercise of options or rights to purchase Viking Common Stock in anticipation of the Merger. This opinion also does not address the United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law, including, for example, Viking stockholders who acquired their Viking Common Stock through an exercise of employee stock options or rights or otherwise as compensation, stockholders who are dealers in securities, insurance companies, stockholders who are foreign persons and stockholders who hold their stock as part of a hedge, straddle or conversion transaction.


     Based solely on and subject to the foregoing and provided that the Merger is consummated in the manner set forth in the Proxy Statement, we are of the opinion that, assuming the Merger qualifies as a merger under state law, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code and each of Viking, Depot and Sub will be a "party to the reorganization" within the meaning of section 368(b) of the Code. Accordingly: (a) no gain or loss will be recognized by Viking stockholders who exchange their Viking Common Stock solely for shares of Depot Common Stock pursuant to the Merger; (b) the aggregate tax basis of the Depot Common Stock received by a Viking stockholder in the Merger will be the same as the aggregate tax basis of the Viking Common Stock surrendered in exchange therefor; (c) the holding period of the Depot Common Stock received by a Viking stockholder in the Merger will include the holding period for the Viking Common Stock surrendered in exchange therefor, provided that the Viking Common

LATHAM & WATKINS



     Viking Office Products, Inc.
     July 22, 1998
     Page 3


     Stock so surrendered is held as a capital asset by such Viking stockholder at the Effective Time; (d) no gain or loss will be recognized by Depot, Sub or Viking solely as a result of the Merger; and (e) the Merger will not have any tax consequences for the Depot stockholders.


            Except as set forth above, we express no other opinion as to the tax consequences of the Merger and related transactions to any party under federal, state, local or foreign laws. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis would not adversely affect the accuracy of the conclusions herein. If all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times, our opinion might be adversely affected and may not be relied upon.

            We are furnishing this opinion solely to Viking and its stockholders in connection with the Merger, and this opinion is not to be relied upon by any other person for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger--Certain Federal Income Tax Consequences" in the Registration Statement.


                                   Very truly yours,